Shareholder meeting results (Unaudited)
January 15, 2010 meeting
At the meeting, each of the nominees for Trustees was elected, with all the funds of the Trust voting together as a
single class*, as follows:
      Votes for 		Votes withheld
Ravi Akhoury 		2,566,689,700 	3,929,918
Jameson A. Baxter 	2,566,704,258 	3,915,360
Charles B. Curtis 	2,566,702,967 	3,916,651
Robert J. Darretta 	2,566,745,632 	3,873,986
Myra R. Drucker 	2,566,694,748 	3,924,870
John A. Hill 		2,566,712,158 	3,907,460
Paul L. Joskow 		2,566,754,802 	3,864,816
Elizabeth T. Kennan** 2,566,690,713 3,928,905
Kenneth R. Leibler 	2,566,733,552 	3,886,066
Robert E. Patterson 2,566,763,419 	3,856,199
George Putnam, III 	2,566,693,850 	3,925,768
Robert L. Reynolds 	2,566,757,540 	3,862,078
W. Thomas Stephens 	2,566,760,127 	3,859,491
Richard B. Worley 	2,566,734,621 	3,884,997

* Reflects votes with respect to the election of Trustees by funds of the Trust through January 15, 2010.

** Dr.Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

November 19, 2009 meeting
A proposal to approve a new management contract between the fund and Putnam Management with both Fund
Family breakpoints and performance fees was approved as follows:
Votes for		Votes against	 Abstentions Broker non-votes
22,943,165 	945,349 		737,412 		6,543,883

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was
approved as follows:
Votes for		Votes against	 Abstentions Broker non-votes
22,939,291 	911,238 			775,397 	6,543,883

A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:
Votes for		Votes against	 Abstentions Broker non-votes
22,867,896 	995,860 			762,170 	6,543,883

All tabulations are rounded to the nearest whole number.